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                                                                     EXHIBIT 5.1

                                PERKINS COIE LLP

          1211 SW FIFTH AVENUE, SUITE 1500, PORTLAND, OREGON 97204-3715
                 TELEPHONE: 503 727-2000 FACSIMILE: 503 727-2222

                                 August 9, 2000

WebTrends Corporation
621 S.W. Morrison St., Suite 1300
Portland, Oregon  97205

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 1,298,000 shares of Common Stock, without par value (the "Shares"), which may be issued pursuant to the WebTrends Corporation Amended and Restated 1998 Stock Incentive Compensation Plan (the "Plan").

        Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,



                                            /s/ Perkins Coie LLP